Exhibit 10.2
SEPARATION AND RELEASE AGREEMENT
          This Separation and Release Agreement (this “Agreement”), dated as of December 31, 2006, confirms the following understandings and agreements between Allied World Assurance Company Holdings, Ltd (the “Company”) and Jordan M. Gantz (hereinafter referred to as “you” or “your”).
          1. Employment Status. You have voluntarily terminated your employment with the Company and its subsidiaries effective on the close of business on December 31, 2006 (the "Termination Date”). You hereby confirm your resignation from any and all positions you held as an employee, officer or director of the Company or its subsidiaries as of the Termination Date.
          2. Separation Payments and Benefits.
          (a) The Company agrees to continue to pay your base salary (at a rate of $425,000 per annum) during the nine (9) month period (the "Severance Amount") immediately following the Termination Date (the “Severance Period”) in accordance with the Company’s normal payroll practices. If the parties agree, you may receive a discounted lump sum payment of the Severance Amount to be paid by January 31, 2007.
          (b) You will be entitled to continued participation, on the same basis (including without limitation, cost contributions) as the other senior executives of the Company or its subsidiaries, in any medical or dental plan maintained by the Company or its subsidiaries in which you were participating until the Termination Date (the “Welfare Plans”). Thereafter, the Company will pay up to $1000/month to you for benefits equivalent to those provided under the Welfare Plans through a medical plan provider of your choice in the State of Arizona until the earlier of (x) the end of the Severance Period or (y) the date, or dates, you are eligible to receive benefits under the same type of plan of a subsequent employer.
          (c) You will be entitled to a cash payment equal to the value of all unused vacation accrued through the Termination Date calculated in accordance with the Company’s vacation policy to be paid by January 31, 2007.
          (d) You will be entitled to receive all benefits, if any, that have accrued to your benefit through the Termination Date under the employee benefit plans and programs in which you participated as an employee of the Company or its subsidiaries in the manner and in accordance with the terms of such plans and programs. The Company agrees that the amounts under the Company’s Supplemental Executive Retirement Plan shall vest fully upon the Termination Date.
          (e) All vested Options shall, in accordance with the terms of the Company’s Amended and Restated 2001 Employee Stock Option Plan, remain exercisable for the three (3) month period following the Termination Date, at which point, any Options not exercised shall expire.
          (f) In connection with the Leasing Agreement, dated October 31, 2005 (the “Leasing Agreement”), pursuant to which you lease the premises Why Not, 20 Crown Hill,

Devonshire DV 03 (the “Premises”), you have notified the Landlord (as defined in the Leasing Agreement), in writing, of your intention to terminate the Leasing Agreement in accordance with paragraph 5(d) thereof. The Company will pay the rent and utility costs relating to the Premises until December 31, 2006. In connection therewith, you agree to fully vacate the Premises on or prior to December 31, 2006.
          (g) In connection with your repatriation, the Company will provide you with an allowance of $100,000 to cover your travel between Bermuda and your home in the United States, and to cover the various costs and expenses of shipping your household goods and personal effects to the United States to be paid by January 31, 2007.
          (h) The Company will continue to arrange and pay for the provision of the services of the accounting firm, KPMG, in order to prepare your 2006 and 2007 tax returns.
          (i) The Company confirms that you will be entitled to reimbursement by the Company of the additional tax obligation caused by the U.S. Tax Increase and Prevention and Reconciliation Act 2005 for 2006 in accordance with the policy set out by the Company by email on 15th June 2006 to its U.S. citizen employees.
          (j) The Company shall promptly reimburse you for any unreimbursed reasonable business expenses incurred by you in accordance with the terms of applicable Company policy, subject to your submission of appropriate documentation to the Company, as may be required by such policy, within a reasonable time following the date hereof.
          (k) The Company agrees that to the extent the Company communicates with its staff or with your prospective employers regarding your separation from the Company, the substance of any such communication shall be as set forth in Exhibit A.
          (l) From and after the Termination Date, except for such rights as are granted by this Agreement, you will no longer be entitled to receive any further payments, compensation or other monies (including severance compensation) from the Company or any of its subsidiaries or to receive any of the benefits or participate in any benefit plan or program of the Company or any of its subsidiaries, including without limitation, any salary payment, bonus payment, severance payment, salary continuation payment, accrued vacation or unused personal days and expense reimbursements.
          3. Release.
          (a) As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.
          (b) For and in consideration of the payments and benefits described in paragraph 2 above, and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, effective the date hereof, do fully and forever release, remise and discharge the Company, its direct and indirect parents, subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees and agents (collectively, and with the Company, the “Group”) from any and all claims which you had, may have had, or now have against the Group, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company, including but not limited to claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual preference. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, the Equal Pay Act, the New York Human Rights Law, the New York City Administrative Code, the Employment Act 2000 of Bermuda, the Human Rights Act 1981 of Bermuda, each as may be amended from time to time, and all other federal, state and local labor and anti-discrimination laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees.
          (c) You specifically release all claims relating to your employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.
          (d) You are specifically agreeing to the terms of the release contained in this paragraph 3 because the Company has agreed to pay you money and other benefits to which you were not otherwise entitled under the Company’s policies, and has provided such other good and valuable consideration as specified herein. The Company has agreed to provide this money and other benefits because of your agreement to accept it in full settlement of all possible claims you might have or ever had, and because of your execution of this Agreement.
          (e) Notwithstanding any provision of this paragraph 3 to the contrary, by executing this Agreement, you are not releasing any claims relating to: (i) your rights to enforce this Agreement, (ii) any indemnification rights you may have as a former officer or director of the Company or its subsidiaries in accordance with the Company’s or such subsidiary’s bye-laws, as the case may be, and (iii) any benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries, in accordance with such policy’s terms.
          (f) The Group does fully and forever release, remise and discharge you, your heirs, successors and assigns (collectively, the “Releasees”) from any and all claims which the Group ever had, now has or may have against the Releasees for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company; provided that such released claims shall not include any claims to enforce this Agreement, including specifically paragraph 5(d) of this Agreement (pertaining to the repayment of expenses advanced).
          4. No Suit. You represent that you have not filed or permitted to be filed against the Group, individually or collectively, any complaints, charges or lawsuits arising out of your employment, or any other matter arising on or prior to the date hereof, and you covenant and agree that you will never individually or with any other person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency or otherwise against the Group with respect to the subject matter of this Agreement and claims released pursuant to this Agreement (including, without limitation, any claims relating to the termination of your employment), except as may be necessary to enforce this Agreement, to obtain benefits described in or granted under this Agreement, or to seek a determination of the validity of the waiver of your rights under ADEA. In addition, you agree that you will not voluntarily participate or assist in any judicial, administrative, arbitral or other proceedings of any nature or description against the Group brought by or on behalf of any administrative agencies or any current or former employees or service providers of the Company or any of its subsidiaries, other than pursuant to a valid subpoena or court order.
          5. Other Agreements.
          (a) Without the prior written consent of the General Counsel of the Company (the “General Counsel”), except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, you agree, to the extent legally permitted, to consult with the General Counsel prior to responding to any such order or subpoena, you will not discuss with, disclose to or use for the benefit of any third party any confidential or proprietary current or historical trade secrets, customer lists, drawings, designs, information regarding the Company’s insurance placements, product development (including types of insurance products), business practices, marketing plans, sales plans, management organization information, operating policies (including underwriting policies, risk assessment policies and relationships with its investors), legal matters, or manuals, business plans, financial records, packaging design or any other financial, commercial, business or technical information relating to the Company or its subsidiaries (collectively, “Confidential Information”); provided, however, that your obligation under this paragraph 5(a) will not apply to any information that is publicly available or hereafter becomes publicly available, in each case without your breach of this paragraph 5(a).
          (b) You agree that you will not make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on the Company or any member of the Group, except as may otherwise be required by applicable law or compelled by process of law. The Company likewise agrees that its officers and directors and those of any Group Company (collectively, the “Company, its Directors and Officers") will not make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on you; provided that nothing in this provision affects the Company’s, its Directors’, or Officers’: (i) testimonial obligations; or (ii) right to take a legal or factual position in litigation or other legal or administrative proceedings, including investigations by any regulatory authority.
          (c) You agree to cooperate fully with, and, upon reasonable notice, make yourself available to, the Company and its counsel in connection with any investigations, administrative proceedings or litigation relating to any matters in which you were involved or of which you had knowledge as a result of your employment with the Company, including but not limited to, the providing of interviews, statements, documents or other requested information so long as the co-operation sought shall not unreasonably interfere with your duties at a future employer. The Company agrees to provide you with reasonable notice regarding any such request for your cooperation and to pay for any pre-approved out-of-pocket expenses incurred by you in connection with such cooperation, including such fees and expenses of counsel of your choice, provided you supply the Company with appropriate documentation of such out-of-pocket expenses. The Company further agrees that should you suffer loss of income due to being obliged to take unpaid or reduced pay leave from a future employer in order to provide such co-operation to the Company, the Company shall pay to you an amount equivalent to this loss upon production of documentation evidencing the same.
          (d) The Company agrees that it shall continue to advance any legal or other expenses you reasonably incur solely in connection with your involvement in any investigation or proceedings undertaken by the Attorney General of Texas (or similar body) arising from your employment with the Company, and will pay any such fees and expenses of counsel of your choice incurred to date; provided that, in the event that there is a final adjudication that you engaged in an act of fraud or dishonesty, you shall be required to repay such expenses advanced.
          (e) Prior to the Termination Date, you shall deliver to the Company all of (i) the property of the Company, including credit cards, cell phones, handheld devices (e.g., Blackberry), equipment, card-key passes, door and file keys, computer access codes, software and other property that you received, prepared or helped prepare in connection with your employment with the Company, and (ii) all documents and data, of any nature and in whatever medium, containing or pertaining to any Confidential Information. You also agree that you have not retained and will not retain any copies, duplicates, reproductions or excerpts of the above items except as permitted by the Company.
          6. Remedies. The Company and you will be entitled to have the provisions of paragraph 5 specifically enforced through injunctive relief, without having to prove the adequacy of the available remedies at law, and without being required to post bond or security, it being acknowledged and agreed that any such breach will cause irreparable injury and that money damages will not provide an adequate remedy. Moreover, you understand and agree that if you breach any provisions of this Agreement, in addition to any other legal or equitable remedy the Company may have, the Company will be entitled to cease making any payments or providing any benefits to you or on your behalf under paragraphs 2(a) and 2(b) hereof, recover any payments made to you or on your behalf under paragraphs 2(a) and 2(b) hereof, and you will reimburse the Company for all its reasonable attorneys’ fees and costs incurred by it arising out of any such breach should a court so order. The remedies set forth in this paragraph 6 will not apply to any challenge to the validity of the waiver and release of your rights under ADEA. In the event you challenge the validity of the waiver and release of your rights under ADEA, then the Company’s right to attorneys’ fees and costs will be governed by the provisions of ADEA, so that the Company may recover such fees and costs if the lawsuit is brought by you in bad faith. Except as may be expressly provided in this paragraph, any such action permitted by the Company under this paragraph, however, will not affect or impair any of your obligations under this Agreement, including without limitation, your release of claims in paragraph 3 hereof. Each of you and the Company further agrees that nothing herein will preclude the Company or you from recovering attorneys’ fees, costs or any other remedies specifically authorized under applicable law.
          7. Severability. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.
          8. No Admission. Nothing herein will be deemed to constitute an admission of wrongdoing by you or the Company. Neither this Agreement nor any of its terms will be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.
          9. Miscellaneous.
          (a) You and the Company represent and acknowledge that, in executing this Agreement, neither has relied upon any representation or statement not set forth herein. This Agreement sets forth the entire agreement between the parties hereto and, except as otherwise expressly provided, fully supersedes any and all prior negotiations, discussions, agreements or understandings between the parties hereto pertaining to the subject matter hereof. This Agreement may not be changed, amended or modified, except by writing signed by the party affected by such change, amendment or modification.
          (b) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
          (c) All payments provided for in this Agreement will be reduced by any and all applicable withholdings, contributions and payroll taxes.
          (d) This Agreement may be executed in two counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
          (e) This Agreement will be governed by and construed in accordance with the laws of the State of New York without application of conflict of law provisions.
          (f) The Company and you acknowledge that each has read this Agreement in its entirety, fully understand its meaning and are executing this Agreement voluntarily and of your own free will with full knowledge of its significance. You acknowledge and warrant that you have had the opportunity to consider for twenty-one (21) days the terms and provisions of this Agreement and that you have been advised by the Company to consult with an attorney prior to executing this Agreement. The Company and you will have the right to revoke this Agreement for a period of seven (7) days following your execution of this Agreement, by giving written notice of such revocation to the Company. This Agreement shall not become effective until the eighth (8th) day following your execution of it, without any revocation of this Agreement during the revocation period per the terms of this subsection (f). In the event of revocation of this Agreement pursuant to this subsection (f), this Agreement shall be null and void and of no effect, and the Company shall have no obligations under this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

By:	/s/ Scott Carmilani

Name:	Scott Carmilani

Title:	President and Chief Executive Officer

/s/ Jordan M. Gantz

Jordan M. Gantz